UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12
ASHFORD HOSPITALITY PRIME, INC.
(Name of the Registrant as Specified in its Charter)

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On March 11, 2016, Ashford Hospitality Prime, Inc. mailed the following notice to its stockholders.

DO NOT VOTE ON THE “ACTIVIST’S” WHITE PROXY CARD

You will soon be receiving proxy materials from Sessa Capital, an “activist” hedge fund shareholder that we believe is attempting to seize control of the Ashford Hospitality Prime Board of Directors in order to force a quick sale of the Company.  The course of action Sessa is proposing would result in a contractual obligation for the Company to render a significant termination payment to our advisor, which we estimate to be hundreds of millions of dollars relative to our current fully diluted market capitalization of approximately $340 million as of the market close on March 8, 2016.  The Ashford Hospitality Prime Board of Directors strongly urges that you wait for the Company’s proxy materials and proxy card, which will be sent to you once the 2016 Annual Meeting of Stockholders has been scheduled.  You will have plenty of time to consider all the information and make a fully informed decision at that time.

Until then, the Board asks that you:

•	DO NOT return the WHITE proxy card sent to you by Sessa Capital
•	DO NOT vote in response to the solicitations sent to you by Sessa Capital

If you have any questions or need further assistance, please call our proxy solicitor: MacKenzie Partners, Inc., toll-free at 800-322-2885 or collect at 212-929-5500 or by email: proxy@mackenziepartners.com.